Exhibit 10.1

AMENDMENT, dated as of July 3, 2002 (this “Amendment”) among IPC ACQUISITION CORP. (formerly known as GS IPC Acquisition Corp.), a Delaware corporation (“Purchaser”), IPC INFORMATION SYSTEMS INC., a Delaware corporation (“IPC”), IPC INFORMATION SYSTEMS (AUSTRALIA) PTY. LTD. (formerly known as Asia Global Crossing IPC Trading Systems Australia Pty Ltd., and, collectively, with IPC and their respective subsidiaries, the “IPC Entities”), ASIA GLOBAL CROSSING ASIA PACIFIC COMMERCIAL LTD. (“Asia GC”), a Hong Kong corporation, GLOBAL CROSSING LIMITED (“GC”), a Bermuda corporation, and GLOBAL CROSSING TELECOMMUNICATIONS INC. (“GCT”), a Michigan corporation, to the NETWORK SERVICES, CHANNEL SALES AND TRANSITIONAL SERVICES AGREEMENT, dated as of December 20, 2001 (the “Agreement”) among the parties to this Amendment. The aforementioned entities are sometimes referred to herein individually as a “Party” and collectively as “Parties.”

WHEREAS, the Parties to this Amendment entered into the Agreement;

WHEREAS, on the Filing Date, GC and GCT filed chapter 11 cases under title 11 of the United States Code;

WHEREAS, on March 11, 2002, IPC filed a motion to compel GC and GCT to assume or reject the Agreement; and

WHEREAS, in connection with such motion and to resolve certain matters between them, the Parties desire to amend the terms of the Agreement.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

SECTION 1.    Definitions.    Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Agreement. The following terms shall have the meanings specified below:

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York.

“Filing Date” shall mean January 28, 2002.

“IPC 401(k) Beneficiaries” shall mean employees of the IPC Entities following the purchase of the IPC Entities on December 20, 2001.

“Payment Date” shall mean the second business day after the order of the Bankruptcy Court approving the Amendment becomes a Final Order.

“Settlement Date” shall be May 31, 2002.

SECTION 2.    Agreement on Amounts Owed.

(a)
As of the Settlement Date, the IPC Entities are indebted to GC and GCT under the Agreement in the aggregate amount of $2,185,655, such indebtedness representing $1,604,394 for services performed by the GCT Group for the IPC Group prior to the Filing Date (the “IPC Prepetition Debt”) and $581,261 relating to services performed by the GCT Group for the IPC Group from and after the Filing Date (the “IPC Postpetition Debt”).

(b)
As of the Settlement Date, GC and GCT are indebted to the IPC Entities under the Agreement in the aggregate amount of $260,330, such indebtedness representing $204,021 for services performed by the IPC Group for the GCT Group prior to the Filing Date (the “GCT Prepetition Debt”) and $56,309 relating to services performed by the IPC Group for the GCT Group from and after the Filing Date (the “GCT Postpetition Debt”).

(c)
On the Payment Date (i) the IPC Prepetition Debt shall be set off against the GCT Prepetition Debt, resulting in a net amount owing to GC and GCT by the IPC Group of $1,400,373 as of the Settlement Date (the “Net IPC Prepetition Debt”) and (ii) the IPC Postpetition Debt shall be set off against the GCT Postpetition Debt, resulting in a net amount owing to GC and GCT by the IPC Group of $524,952 (the “Net IPC Postpetition Debt”), subject to the reduction set forth in Section 2(e) hereof.

(d)
GC and GCT shall not institute any legal action to collect, or otherwise attempt to collect, the Net IPC Prepetition Debt until the earlier of (i) the date that the Bankruptcy Court determines whether the IPC Group has any right of setoff, recoupment, or similar right with respect to GC and GCT, or (ii) the date upon which the parties execute a written agreement providing for such setoff, recoupment or exercise of a similar right; provided, that each of GC, GCT and IPC shall be permitted to institute legal action to the extent necessary to acquire a determination from the Bankruptcy Court as to any right of setoff, recoupment, or similar right that the IPC Group may have.

(e)	The IPC Group shall satisfy the Net IPC Postpetition Debt in full by (i) paying $80,952 to GC on the Payment Date (the “IPC Payment”) and (ii) entering into this Amendment.

(f)
On the Payment Date, the IPC Group shall pay to the 401(k) plan in which the IPC 401(k) Beneficiaries participate the 401(k)-related amounts, up to $44,000, currently due and owing by any of the Parties with respect to the IPC 401(k) Beneficiaries.

SECTION 3.    Acknowledgements and Release.    With the exception of the Net IPC Prepetition Debt, the IPC Payment shall settle all outstanding payment obligations owing between the Parties under the Agreement accruing at any time prior to the Filing Date through and including the Settlement Date. With the exception of the Net IPC Prepetition Debt and the payment of the IPC Payment, or as otherwise specifically set forth herein, this Amendment shall constitute a full and complete discharge, satisfaction, and release of any and all claims, causes of action, actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, and demands whatsoever that the GCT Group, on the one hand, and the IPC Group and the Purchaser, on the other hand, have had or have against the other in respect of any payment obligations arising out of or pursuant to the Agreement as of the Settlement Date. Notwithstanding the foregoing, the Parties shall remain obligated to each other for all other obligations under the Agreement, as modified hereby, and for any payment obligations which may arise or accrue after the Settlement Date. Subject to the payment of the IPC Payment pursuant to Section 2(e) hereof, and further subject to the payment or, if appropriate, offset, recoupment or other similar right of the Net IPC Prepetition Debt, each Party acknowledges that the other Parties and their affiliates, have complied with all of their respective obligations under the Agreement as of the Settlement Date and waives any rights it may have respecting any nonperformance; provided, that the foregoing acknowledgement and waiver shall not apply to any act or omission that would have constituted a breach of the IPC Group’s non payment obligations under the Agreement after giving effect to this Amendment, as if this Amendment had been in full force and effect as of the effective date of the Agreement.

SECTION 4.    Effectiveness of Amendment.    Within two (2) business days following the execution of this Amendment, GC shall submit to the Bankruptcy Court a proposed order, substantially in the form attached hereto as Exhibit A. This Amendment shall not become effective until the first business day following the day (a) the Amendment has been authorized and approved by an order of the Bankruptcy Court substantially in the form attached hereto as Exhibit A, but without any changes that would adversely affect the rights of the IPC Group, GC or GCT hereunder, and (b) such order of the Bankruptcy Court is no longer subject to appeal or certiorari proceeding and as to which no appeal or certiorari proceeding is pending (the “Final Order”). Unless and until such order is entered and has become a Final Order, this Amendment shall be null and void and of no force and effect, shall be without prejudice to the Parties hereto and shall not be referred to by either of the Parties for any purpose whatsoever except as to and for the purposes of this Section 4. Such authorization and approval by the Bankruptcy Court pursuant to the Final Order shall constitute the granting of appropriate authority and a direction to the Parties hereto to take all actions and execute all documents as may be necessary to implement the terms hereof.

SECTION 5.    Amendment to Article I.    The following definition is hereby added to Section 1.1:

“Suspension Termination Date” shall mean the earlier to occur of (i) the effective date of a chapter 11 plan of reorganization under title 11 of the United States Code for GC, GCT, Global Crossing Bandwidth Inc., Global Crossing Development Company Inc., Global Crossing USA Inc., Global Crossing Holdings Ltd., GC Pan European Crossing Luxembourg I S.a.r.l., and South American Crossing Holdings Ltd. in their respective chapter 11 cases, filed on January 28, 2002, which plan does not include a sale other than a sale of the type referred to in clause (ii) below, or (ii) the sale of all or substantially all the assets of the entities identified in clause (i) of this definition to a single buyer or group of buyers acting in concert.

SECTION 6.    Amendment to Article II of the Agreement.    Article II of the Agreement is hereby amended by adding a new Section 2.4 at the end thereof as follows:

“2.4  Suspension of the GCT Group as Preferred Provider.    The obligations of the IPC Group under Section 2.1 shall be suspended and shall be of no force or effect until the day immediately following the Suspension Termination Date. GCT shall provide written notice of the Suspension Termination Date on or before such date to IPC at the address specified in Section 6.4. Any suspension of the obligations hereunder shall not toll or otherwise affect the term of the obligations under Section 2.1.”

SECTION 7.    Amendment to Article III of the Agreement.    Article III of the Agreement is hereby amended by adding a new Section 3.2 at the end thereof as follows:

“3.2  Suspension of Channel Sales Obligations.    The obligations of the IPC Group under Section 3.1(b) and (c) shall be suspended and shall be of no force or effect until the day immediately following the Suspension Termination Date. GCT shall provide written notice of the Suspension Termination Date on or before such date to IPC at the address specified in Section 6.4. Any suspension of the obligations hereunder shall not toll or otherwise affect the term of the obligations under Section 3.1(b) and (c).”

SECTION 8.    Amendment to Article IV of the Agreement.    Article IV of the Agreement is hereby amended by adding a new Section 4.2 at the end thereof as follows:

“4.2  Suspension of Non-Competition Obligations.    The obligations of the IPC Group under Section 4.1(a) shall be suspended and shall be of no force or effect until the day immediately following the Suspension Termination Date; provided, however, that after the Suspension Termination Date the IPC Group may continue to provide or perform any service or otherwise engage in any activity that would have been prohibited by this Article IV had Section 4.1(a) not been suspended, so long as such services or activities were commenced before the Suspension Termination Date, or such services or activities are provided or performed after the Suspension Termination Date pursuant to a definitive agreement to perform such activities or provide such services, which agreement was executed on or after the Filing Date, and before the Suspension Termination Date. GCT shall provide written notice of the Suspension Termination Date on or before such date to IPC at the address specified in Section 6.4. Any suspension of the obligations hereunder shall not toll or otherwise affect the term of the obligations under Section 4.1(a).”

SECTION 9.    Amendment to Article V of the Agreement.    (a) Section 5.2(a) of the Agreement is hereby amended (i) by deleting and replacing the words “For a period not to exceed ninety (90) days after the Closing Date,” in the first sentence with the words “For a period not to exceed the earlier of (x) September 30, 2002, and (y) the date that the GCT Group moves its telecommunications system to a system completely independent of the IPC Group’s telecommunications system,” and (ii) by deleting the words “ninety (90) day” in the last sentence.

Section 5.2(e) of the Agreement is hereby amended by deleting and replacing the words “for a period not to exceed one hundred and eighty (180) days following the Closing Date,” in the first sentence with the words “until September 30, 2002,”.

(b)  Section 5.3(a) of the Agreement is hereby amended and restated as follows:

“(a)  The IPC Group shall permit the GCT Group to continue to have access to and use of the IPC Group’s AS 400 System (located as of the date hereof in Westbrook, Connecticut) and certain software related to the AS 400, including JBA Billing, JBA Ledger System and Score System, until September 30, 2002, for the purpose of supporting certain of the GCT Group’s systems in substantially the same manner in which they are supported as of the Closing Date. The IPC Group shall make or cause to be made all reasonable accommodation to allow the GCT Group’s access to and use of such systems and software during such time period.”

(c)  Section 5.3 of the Agreement is hereby amended by adding a new subsection 5.3(k) at the end thereof as follows:

“(k)  The IPC Group shall relinquish any and all rights it may hold in its “Class B License” issued by the American Registry for Internet Numbers (ARIN) or its predecessor, the InterNic, for the following block of Internet Protocol (IP) addresses: 159.63.0.0 to 159.63.255.255. The IPC Group shall not object to or otherwise take any action to prevent the registration of the Class B License by GC, GCT or any of their respective affiliates.”

(d)  Section 5.3 of the Agreement is hereby amended by adding a new subsection 5.3(l) at the end thereof as follows:

“(l)  Each of the Parties agrees to provide or cause to be provided as promptly as practicable to the other Parties, and further agrees to grant to the other Parties reasonable and prompt access to, any and all documents and information reasonably requested by any Party related to human resources information, payroll, federal, state or local taxes, contingent liabilities owed by any Party for which another Party may be held liable, or any other document or information necessary for the Parties to fulfill their obligations hereunder to one another or to any third party.”

SECTION 10.    (a)  Amendment to Article VI of the Agreement.    The addresses set forth for the provision of notice to GC in Section 6.4 of the Agreement shall be amended and restated as follows:

“If to Global Crossing Limited:

Global Crossing Limited
7 Giralda Farms
Madison, NJ 07940
Facsimile: (973) 410-8583
Attention: General Counsel

With a copy to:

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, NY 10017
Facsimile: 212-455-2502
Attention: Alan M. Klein and Rhett Brandon, Esq.

and

Weil, Gotshal, & Manges
767 Fifth Avenue
New York, NY 10153
Attention: Michael Walsh and
Arthur Cormier”

(b)  Amendment to Section 6.11(c) of the Agreement.    Section 6.11(c) of the Agreement is hereby amended by (i) deleting the words “the GCT Group” in the third line and replacing them with the words “GC, GCT, and Asia Global Crossing Asia Pacific Commercial Limited” and (ii) deleting the word “hereunder” in the fourth line and replacing it with the words “under this Agreement, as amended.”

SECTION 11.    Miscellaneous.

(a)	Except as otherwise expressly modified by this Amendment, the Agreement is, and shall continue to be, in full force and effect in accordance with its terms.

(b)
This Amendment may be executed by the Parties on one or more counterparts, and all of such counterparts shall be deemed to constitute one and the same instrument. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

(c)
GC and GCT will use their reasonable efforts to obtain the agreement and signature of Asia Global Crossing Asia Pacific Limited to this Amendment. In the event that Asia Global Crossing Asia Pacific Commercial Ltd. does not execute this Amendment, nevertheless, subject to the requirements of Section 4, the terms of this Amendment shall be binding upon IPC Acquisition Corporation, IPC Information Systems, Inc., Asia Global Crossing IPC Trading Systems Australia Pty Ltd., Global Crossing Ltd. and Global Crossing Telecommunications, Inc. with respect to each other.

(d)	The GC Entities hereby represent and warrant the following:

(i)	GC is the ultimate parent company of all the companies in the GCT Group;

(ii)	GC Pan European Crossing Luxembourg I S.a.r.l., directly or indirectly owns or controls substantially all the assets and operating companies of Global Crossing in the European region;

(iii)	South American Crossing Holdings Ltd. directly or indirectly owns or controls substantially all the assets and operating companies of Global Crossing in the Latin American and Caribbean regions;

(iv)	Global Crossing Holdings Ltd. directly or indirectly owns or controls substantially all of the assets and operating companies of Global Crossing in the Asia region; and

(v)
collectively, the Global Crossing companies referred to in the definition of Suspension Termination Date conduct, either directly or through their subsidiaries, substantially all of the business of Global Crossing worldwide.

(e)	THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Remainder of Page Intentionally Blank

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first above written.

GLOBAL CROSSING TELECOMMUNICATIONS, INC.

By:	/s/ CARL GRIVNER
Name: Carl Grivner Title: Chief Operating Officer

GLOBAL CROSSING LTD.

By:	/s/ CARL GRIVNER
Name: Carl Grivner Title: Chief Operating Officer

IPC ACQUISITION CORP.

By:	/s/ GREGORY S. KENEPP
Name: Gregory S. Kenepp Title: President

IPC INFORMATION SYSTEMS, INC.

By:	/s/ GREGORY S. KENEPP
Name: Gregory S. Kenepp Title: President

ASIA GLOBAL CROSSING IPC TRADING SYSTEMS AUSTRALIA PTY LTD.

By:	/s/ GREGORY S. KENEPP
Name: Gregory S. Kenepp Title: Officer

ASIA GLOBAL CROSSING ASIA PACIFIC COMMERCIAL LTD.

By:
Name: Title: